Exhibit 99.2

Culver City, Calif., Oct 25, 2002---Careside, Inc. (AMEX: CSA), a provider of point-of-care blood analysis instrumentation, announced today that it has obtained an agreement to arrange up to $2 million in Debtor-In-Possession (DIP) financing subject to Bankruptcy Court approval. The Company has secured these funds from Palm Finance. These funds will be used to supplement the Company's cash flow during the Chapter 11 proceedings and resume business operations. Careside had previously announced that it had filed voluntary petition under Chapter 11 of the US Bankruptcy Code in the United States Bankruptcy Court for the Central District of California. Chapter 11 provides a debtor an opportunity to continue its business operations and to serve its customers while it reorganizes.

"We are very pleased about the support of Palm Finance", said W. Vickery Stoughton, chief executive officer of Careside. "The financing proposal submitted to the court, once approved, will insure that the Company has the resources to serve current and future customers as it builds a successful company. The next steps for Careside, after court approval, are to work the company out of Chapter 11 by settling with the creditors and building the sales and revenue base of the company."

About Careside

Careside, Inc. markets a proprietary blood testing system called Careside Analyzer. The Careside Analyzer provides a cost-effective and efficient means of measuring blood chemistry, electrochemistry, and coagulation function near the patient by producing accurate test results within 15 minutes. Careside, Inc. is one of the world's leading developers of advanced point-of-care blood testing technology.

Safe Harbor: Statements in this press release regarding Careside Inc. which are not historical facts, including statements regarding restructuring plans, expansions in sales effort, and securing financing are forward-looking statements that involve risks and uncertainties. Key factors which may impact these statements include matters arising out of bankruptcy proceedings, product acceptance, market forces and other challenges inherent in sales, marketing and manufacturing.


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